UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 26, 2011

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

99 High Street, 28th Floor

Boston, Massachusetts  02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.            DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2011 Outperformance Program Awards to Named Executive Officers

As previously disclosed, on September 20, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of STAG Industrial, Inc. (the “Company”) approved the 2011 Outperformance Program (the “Program”) under the Company’s 2011 Equity Incentive Plan.

On September 26, 2011, the Committee approved the 2011 awards under the Program for the Company’s chief executive officer, chief financial officer and other named executive officers as follows (each award is expressed as the maximum dollar value of the award based on the aggregate program cap of $10 million and, in parentheses, the corresponding percentage allocation of the aggregate outperformance pool): Benjamin S. Butcher, $2,000,000 (20.0%); Gregory W. Sullivan, $1,400,000 (14.0%); Stephen C. Mecke, $1,400,000 (14.0%); Kathryn Arnone, $1,100,000 (11.0%); and David G. King, $1,100,000 (11.0%).

Assuming the applicable absolute and relative total shareholder return thresholds are achieved at the end of the measurement period, the outperformance pool will be calculated and then allocated among the award recipients in accordance with each individual’s percentage.  The award will be paid in the form of fully vested shares of the common stock of the Company, unless the Committee elects, with the award recipient’s consent, to issue the award recipient other securities of the Company or its affiliates or to make a cash payment to the award recipient equal to the award recipient’s share of the outperformance pool.

Based on the Company’s closing share price of $11.01 on September 20, 2011, the beginning of the three-year measurement period, the Threshold Percentage (as defined in the Program) is effectively 42%.  To earn the maximum dollar value of the award, the total shareholder return over the three-year measurement period would need to be approximately 80%.

The foregoing summary of the Program is qualified in its entirety by reference to the 2011 Outperformance Program and form of participation letter, which are attached as Exhibit 10.l to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAG INDUSTRIAL, INC.

	By:	/s/ Kathryn Arnone
Kathryn Arnone
Executive Vice President, General Counsel and Secretary

Dated: September 28, 2011